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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        UNITED COMMUNITY FINANCIAL CORP.
                       (Name of Subject Company (Issuer))


                        UNITED COMMUNITY FINANCIAL CORP.
                       (Name of Filing Person, the Issuer)


                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                    909839102
                      (CUSIP Number of Class of Securities)


                           DOUGLAS M. MCKAY, PRESIDENT
                        UNITED COMMUNITY FINANCIAL CORP.
                             275 FEDERAL PLAZA WEST
                           YOUNGSTOWN, OHIO 44503-1203
                                 (330) 742-0500
                  (Name, address and telephone number of person
               authorized to receive notices and communications on
                            behalf of filing person)

                                 with a copy to:
                           TERRI REYERING ABARE, ESQ.
                       VORYS, SATER, SEYMOUR AND PEASE LLP
                             SUITE 2000, ATRIUM TWO
                             221 EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 723-4001

                            CALCULATION OF FILING FEE

          TRANSACTION VALUATION*                  AMOUNT OF FILING FEE:
                    N/A                                    N/A

* As the filing contains only preliminary communications made before the commencement of the tender offer, no filing fee is required.

[ ] Check the box if any part of the fee is offset as provided by Rule 011(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         Amount Previously Paid: N/A          Form or Registration Number: N/A
         Filing Party: N/A                    Date Filed: N/A

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third party tender offer subject to Rule 14d-1.

[X] issuer tender offer subject to Rule 13e-4.

[ ] going private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of a tender offer: [ ]




EXHIBITS:

99.1     Press release issued January 26, 2004.